Exhibit 4.3

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), is made as of the [●] 2020, by and among Ozon Holdings PLC, a Cypriot public limited company, having its registered office at 2-4 Arch. Makarios III, 9th Floor Capital Center, Nicosia, Cyprus, registered (the “Company”), and each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor” and, the Investors together with the Company, the “Parties” and each, a “Party.”

RECITALS

WHEREAS, the Company is currently contemplating an underwritten initial public offering of its Ordinary Shares (as defined below) in the United States (the “IPO” as defined below); and

WHEREAS, the Company desires to grant registration rights to the Investors on the terms and conditions set out in this Agreement;

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the Parties hereto agree as follows:

1. Definitions. For purposes of this Agreement:

1.1 “Affiliate” means, with respect to any specified Person, (i) a Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, the specified Person; (ii) a legal entity that shares the same investment management or investment advisory company with, or acts solely as bare nominee holder on behalf of, the specified Person; and (iii) upon any liquidation or other dissolution of a Person which is not a natural person, any Person that is a beneficial owner of the interests held by the entity being liquidated or dissolved.

1.2 “American Depositary Shares,” or “ADSs” means those certain American Depositary Shares issued pursuant to a deposit agreement by and among the Company, the depositary, and the owners and holders from time to time of American Depositary Shares issued thereunder, as such agreement may from time to time be amended, each initially representing the right to receive Ordinary Share(s) deposited under the deposit agreement.

1.3 “Baring Vostok Holder” means a Holder that is a fund entity advised by Baring Vostok Capital Partners Group Limited or any of its successors, or an Affiliate of such Holder.

1.4 “Board of Directors” means the board of directors of the Company.

1.5 “Business Day” means any day that is not a Saturday, Sunday or U.S. federal holiday or a day on which banking institutions are authorized or required to be closed in Nicosia, Cyprus and Moscow, Russia.

1.6 “Control” (including the terms “Controls”, “Controlled” and “under common Control with”) means, with respect to any Person, (i) the ownership, directly or indirectly, of interests representing more than fifty percent (50%) of the voting power of a legal entity; or (ii) having the power to control the management, operations or policies of such Person (whether pursuant to a contract, trust arrangement or otherwise) or (iii) having the power to elect a majority of members to the board of directors or equivalent decision-making body of such legal entity; provided that, all voting power held by entities under common control (including investment funds under common control) shall be aggregated together and attributed to each other such entity under common control for the purpose of determining the voting power percentage of each such entity.

1.7 “Damages” means any loss, damage, judgment, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other U.S. federal or state law.

1.8 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.9 “Excluded Registration” means (i) a registration relating to the sale or grant of securities to employees of the Company or a subsidiary of the Company pursuant to a stock option, stock purchase, equity incentive or similar plan; (ii) a registration relating to a business combination of the type described under Rule 145; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a Registration Statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Ordinary Shares being registered are Ordinary Shares issuable upon conversion of debt securities that are also being registered.

1.10 “Foreign Private Issuer” means a “foreign private issuer” within the meaning of Rule 405 of the Securities Act.

1.11 “Form F-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC for use by a Foreign Private Issuer or, if the Company is no longer a Foreign Private Issuer, a Form S-1 under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC for use by domestic issuers.

1.12 “Form F-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC for use by a Foreign Private Issuer that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC or, if the Company is no longer a Foreign Private Issuer, a Form S-3 under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC for use by domestic issuers that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.13 “Holder” means any Investor who is a holder of Registrable Securities and who is a party to this Agreement and included in Schedule A or any Permitted Transferee of the such holder.

1.14 “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law,  daughter-in-law, brother-in-law, or sister-in-law, including, adoptive relationships, of a natural person referred to herein.

1.15 “Investor(s)” means each of the shareholders of the Company listed in Schedule A, individually, or any group of these Investors, collectively.

1.16 “Initiating Holder(s)” means a Holder or Holders, as applicable, who initiate a registration request pursuant to Section 2.1.

1.17 “IPO” means the underwritten initial public offering of the Company’s American Depositary Shares, each of which represents one Ordinary Share of the Company, pursuant to an effective Registration Statement under the Securities Act.

1.18 “Ordinary Shares” means the ordinary shares of the Company, nominal value U.S.$0.001 per share.

1.19 “Permitted Transferee” means a transferee of Registrable Securities that (i) is an Affiliate of a Holder; (ii) is a Holder’s or an Affiliate of a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or an Affiliate of a Holder, or one or more of Immediate Family Members of such Holder or Affiliate of a Holder or (iii) in the case of a Holder that is a partnership, limited liability company, special purpose company or any equivalent thereof, any partner, shareholder or equivalent thereof of such Holder (provided that the transfer is made in a pro rata distribution).

1.20 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity or group.

1.21 “Registrable Securities” means (i) any Ordinary Shares of the Company held by the Holders, (ii) any Ordinary Shares issued or issuable pursuant to the conversion of (x) any convertible or exchangeable securities or (y) preferred shares held by the Holders, (iii) any other securities of the Company held by the Holders issued or issuable with respect any such shares described in clauses (i) and (ii) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization, (iv) any Ordinary Shares issuable upon conversion of any convertible loan instrument held by or beneficially owned by a Holder and (v) any ADSs in respect of any securities described in clause (i), (ii), (iii) or (iv).

1.22 “Registrable Securities then outstanding” means the number of Ordinary Shares determined by adding the number of all outstanding Ordinary Shares that are Registrable Securities and the number of Ordinary Shares issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.23 “registration” means a registration with the SEC of the offer and sale to the public of Ordinary Shares under a Registration Statement. The terms “registered,” “registered” and “registering” shall have correlative meaning.

1.24 “Registration Expenses” all expenses incurred by the Company in complying with Clauses 2.1, 2.2 and 2.3 hereof, including, without limitation, all registration, filing and qualification fees, underwriters’ expense allowances (other than fees, commission and discounts), printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses and expense of any special audits incidental to or required by any such compliance.

1.25 “Registration Statement” means any Registration Statement of the Company on Form F-1 or F-3 filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related prospectus, amendments and supplements to such Registration Statement, including any post-effective amendments, and all exhibits and all material incorporated by reference in such Registration Statement.

1.26 “SEC” means the U.S. Securities and Exchange Commission.

1.27 “Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.28 “Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.29 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.30 “Selling Expenses” means all underwriting discounts, fees, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder.

1.31 “Shelf Registration Statement” has the meaning given to such term in Section 2.1(b).

1.32 “Sistema Holder” means a Holder that is Sistema PJSFC or an Affiliate of Sistema PJSFC.

1.33 “Underwritten Offering” means a sale of Registrable Securities to an underwriter or underwriters for reoffering to the public.

1.34 “WKSI” means a well-known seasoned issuer as defined in Rule 405 (or successor rule) promulgated under the Securities Act.

2. Registration Rights. The Company covenants and agrees as follows:

2.1 Demand Registration.

(a) Form F-1 Demand. If at any time after the earlier of (i) one hundred eighty (180) days following the effective date of the Registration Statement for the IPO and (ii) such date, if any, on which the underwriters for the IPO, pursuant to the lock-up agreements between the Investors and Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC, as representatives of the underwriters for the IPO, consent to the making of a demand for, or the exercise of any right with respect to, the registration of any Registrable Securities, the Company receives a request from any Baring Vostok Holder or Sistema Holder that the Company file a Form F-1 Registration Statement with respect to such number of Registrable Securities that the Initiating Holder(s) indicates in the request and that would reasonably be expected to result in anticipated aggregate offering proceeds, net of Selling Expenses, of at least $50 million, then (A) the Company shall within five (5) Business Days after the date such request is given, give notice thereof to any Holder who has the right to be an Initiating Holder under this Section 2.1(a), if any, other than the Initiating Holder(s), (B) such Holder who thereafter wishes to include all or a portion of its Registrable Securities in such registration shall notify the Company thereof in writing within fifteen (15) days after receipt by the Holder of the notice from the Company; and (C) the Company shall, as soon as practicable, and in any event within fifty (50) days after the date such request is given by the Initiating Holder(s), file a Form F-1 Registration Statement under the Securities Act covering all Registrable Securities that the Initiating Holder(s) requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holder who has the right to be an Initiating Holder under this Section 2.1(a), subject to Section 2.1(c), Section 2.1(d), Section 2.3 and Section 2.4.

(b) Form F-3 Demand. The Company shall use its reasonable best efforts to qualify and remain qualified to register securities pursuant to a registration statement on Form F-3 (or any successor form) under the Securities Act. At any time when the Company is eligible to use a registration statement on Form F-3, a Baring Vostok Holder or Sistema Holder holding Registrable Securities reasonably expected to have an aggregate sale price (net of underwriting discounts and commissions, if any) in excess of $50,000,000 shall have the right to require that the Company file a registration statement (which shall be, if requested by such Holder, a shelf-registration statement, and if the Company is a WKSI, an automatic shelf-registration statement, providing for the registration of, and the sale on a continuous or delayed basis of, the Registrable Securities (a “Shelf Registration Statement”)) on Form F-3 or any successor form under the Securities Act covering all or any part of the their Registrable Securities, by delivering a written notice to the Company. Such written notice shall state the number of Registrable Securities to be included in such registration statement. The Company, upon receipt of such a notice, shall within five (5) Business Days give notice to a Holder who has the right to be an Initiating Holder under this Section 2.1(b), if any, other than the Initiating Holder(s), of the receipt of a request for registration and the Holders shall have fifteen (15) Business Days from the date of such notice to notify the Company in writing of their desire to participate in the registration. The Company shall file, as soon as practicable, and in any event within fifty (50) days after receipt of the Initiating Holder’s written notice, a Form F-3 Registration Statement (or a comparable successor form) under the Securities Act covering all Registrable Securities that the Initiating Holder(s) requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holder who has the right to be an Initiating Holder under this Section 2.1(b), subject to Section 2.1(c), Section 2.1(d), Section 2.3 and Section 2.4.

(c) If the Company furnishes to the Holders participating in a registration a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board of Directors it would be materially detrimental to the Company and its shareholders for such Registration Statement to be filed, become effective or be used in connection with an offer or sale of Registrable Securities, because such action would (i) materially interfere with a significant acquisition, corporate reorganization or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such Registration Statement and/or suspend the use thereof, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, until the earlier of (x) the date that is seventy-five (75) days after the request of the Initiating Holder(s) is given, (y) the filing of a Form 6-K with respect to such information referred to in clause (ii) above and (z) the cessation of consideration of such transaction referred to in clause (i); provided, however, that the Company may not invoke this right more than two times in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other shareholder during such seventy-five (75) day period other than an Excluded Registration.

(d) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a): (i) during the period that is sixty (60) days before the Company’s good faith estimate of the expected date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration; (ii) after the Company has effected three registrations within the twelve (12) month period immediately preceding the date of such request pursuant to Section 2.1(a); or (iii) if the Initiating Holder(s) requests the registration of Registrable Securities that may be immediately registered on Form F-3 pursuant to a request made pursuant to Section 2.1(b).

The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(b): (i) during the period that is fifty (50) days before the Company’s good faith estimate of the expected date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration; or (ii) if the Company has effected three registration pursuant to Section 2.1(b) within the twelve (12) month period immediately preceding the date of such request.

A registration shall not be counted as “effected” for purposes of this Agreement until such time as the applicable Registration Statement has been declared effective by the SEC, unless the Initiating Holder(s) withdraws their request for such registration (other than as a result of a material adverse change to the Company), in which case such withdrawn Registration Statement shall be counted as “effected” for purposes of this Section 2.1(d); provided, that if such withdrawal is during a period the Company has deferred taking action pursuant to Section 2.1(c), then such withdrawal at the request of the Initiating Holder(s) will not be counted as “effected” for purposes of this Agreement.

(e) Any Holder who has the right to request the Company to include its Registrable Securities in a registration under Section 2.1 or Section 2.2 hereof, as applicable, and has notified the Company to include any or all of its Registrable Securities in a Registration Statement under the Securities Act, whether pursuant to this Section 2.1 or Section 2.2, as applicable, shall have the right to withdraw any such notice or direction with respect to any or all of the Registrable Securities designated by it for registration by giving written notice to such effect to the Company at least five (5) Business Days prior to the effective date of such Registration Statement. In the event of such withdrawal, the Company shall not include such Registrable Securities in the applicable Registration Statement and such Registrable Securities shall continue to be Registrable Securities for all purposes of this Agreement. No such withdrawal shall affect the obligations of the Company with respect to the Registrable Securities not so withdrawn; provided, that if such withdrawal shall reduce the number of Registrable Securities sought to be included in any registration below ten percent (10%) of the total number of Registrable Securities with respect to which registration has been requested pursuant to Section 2.1(a) or Section 2.1(b) above, then the Company shall as promptly as practicable give notice to such effect to each Holder of Registrable Securities sought to be registered pursuant to Section 2.1 or Section 2.2 hereof, as applicable, and, within ten (10) Business Days following the mailing of such notice, such Holder of Registrable Securities still seeking registration shall have the option to elect to register additional Registrable Securities to increase the total number of Registrable Securities sought to be registered in the offering above ten percent (10%) of the total number of Registrable Securities with respect to which a registration has been requested or elect that such

Registration Statement not be filed or, if theretofore filed, be withdrawn, provided, however, that any such election to withdraw such Registration Statement shall not make the abandoned registration “effected” for purposes of this Agreement with respect to Holders other than Initiating Holder(s). During any such ten (10) Business Day period, the Company shall not file such Registration Statement or, if such Registration Statement has already been filed, the Company shall not seek, and shall use reasonable best efforts to prevent, the effectiveness thereof.

(f) Notwithstanding anything to the contrary herein, any registration pursuant to Section 2.1(a) or Section 2.1(b) of any Registrable Securities shall be in the form of ADSs, unless the Company has previously caused the Ordinary Shares to be listed on a national securities exchange or trading system (it being acknowledged that the Company shall have no obligation to so list the Ordinary Shares), including any such exchange or system in Russia, Cyprus or elsewhere, and a market exists for the Ordinary Shares not held in the form of ADSs and the Initiating Holder requests the registration of Ordinary Shares.

2.2 Company Registration. If the Company proposes to register any of its Ordinary Shares under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration unless the only Ordinary Shares being registered are Ordinary Shares issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give notice of such proposed registration to each Holder, but in any event no later than 20 days prior to the proposed date of filing of the applicable registration statement, and each Holder shall be entitled to “piggyback” on such registration. Upon the request of each Holder given within fifteen (15) days after such notice is given by the Company, the Company shall, subject to the provisions of Sections 2.3 and 2.5 below, use its reasonable best efforts to cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration, provided that unless the Holder otherwise agrees, any Registrable Securities included in such registration pursuant to this Section 2.2 shall be sold pursuant thereto in the form of ADSs. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.

2.3 Underwriting Requirements.

(a) If, pursuant to Section 2.1, the Initiating Holder(s) intend(s) to distribute the Registrable Securities covered by their request by means of an Underwritten Offering, they shall so advise the Company as a part of their request made pursuant to Section 2.1, and the Company shall include such information in their notice of the registration request to any Holder who has the right to request a registration under Section 2.1(a) or Section 2.1(b) hereof. The underwriter(s) will be selected by the Company and shall be reasonably satisfactory to the Initiating Holder(s). In connection with any Underwritten Offering, the right of a Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. The Holders proposing to distribute their Registrable Securities in the relevant Underwritten Offering shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such Underwritten Offering on terms agreed to among the Company, the underwriter(s) and the Initiating Holder(s). Notwithstanding any other provision of this Section 2.3(a), if the underwriter(s) advise(s) the Initiating Holder(s) in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holder(s) shall so advise all Holders whose Registrable Securities would otherwise be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the Underwritten Offering shall be allocated among the participating Holders in the Underwritten Offering, including those of the Initiating Holder(s), in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders. To facilitate the determination of the number of Registrable Securities held by a Holder to be included in such underwriting in accordance with the above provisions, the Company or the underwriters may round the number of shares or ADSs, as the case may be, held by any Holder to the nearest one hundred (100) shares or ADSs.

(b) In connection with any offering involving an underwriting of Ordinary Shares/ADSs pursuant to a Company – initiated registration, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless such Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters (including the entry into an underwriting agreement containing customary provisions applicable to a selling Holder), and then only in such quantity as the underwriters in their sole discretion determine is compatible with the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by the Holders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine will not jeopardize the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly applicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the determination of the number of Registrable Securities held by a Holder to be included in such underwriting in accordance with the above provisions, the Company or the underwriters may round the number of shares or ADSs, as the case may be, held by any Holder to the nearest one hundred (100) shares or ADS. Notwithstanding the foregoing, in no event shall the number of Registrable Securities requested to be included in any offering involving an underwriting of Ordinary Shares/ADSs pursuant to a Company-initiated registration be reduced below twenty percent (20%) of the total number of securities included in such offering. For purposes of the provisions in this Section 2.3 concerning apportionment, a Holder and any Affiliates of such Holder, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(c) Shelf Take-Downs. If at any time that a Shelf Registration Statement covering Registrable Securities is effective, if any Baring Vostok Holder or Sistema Holder delivers a notice to the Company (a “Take-Down Notice”) stating that it intends to effect an Underwritten Offering of all or part of its Registrable Securities included by it on the Shelf Registration Statement (a “Shelf Underwritten Offering”), then the Company shall amend or supplement the Shelf Registration Statement as may be necessary in order to enable such

Registrable Securities to be distributed pursuant to the Shelf Underwritten Offering (taking into account the inclusion of Registrable Securities by any other Holder who has the right under this Section 2.3(c) to deliver a notice to the Company to the effect that it intends to effect an Underwritten Offering pursuant to this Section 2.3(c)). If any such Holder intends to sell Registrable Securities pursuant to any Shelf Registration Statement through an Underwritten Offering, the Company shall take all steps to facilitate such an offering, including the actions required pursuant to this Section 2.3, as appropriate. A Baring Vostok Holder or Sistema Holder shall be entitled to request no more than 3 (three) of shelf takedowns in any 12 (twelve) month period to effect a Shelf Underwritten Offering. In connection with any Shelf Underwritten Offering:

(i)

The Company shall within five (5) Business Days of receipt of the Take-Down Notice deliver the Take-Down Notice to all other Holders of Registrable Securities who have the right under Section 2.3(c) hereof to deliver a notice to the Company to the effect that it intends to effect an Underwritten Offering and permit such Holder to include such Registrable Securities in the Shelf Underwritten Offering if such Holder notifies the requesting Holder and the Company within 5 (five) Business Days after distribution or dissemination (including via e-mail, if available) of the Take-Down Notice to such Holder, provided that no such notice shall be required if the requesting Holder wishes to engage in a block sale;

(ii)

in the event that the underwriter(s) advises the requesting Holder in writing that marketing factors require a limitation on the number of securities to be underwritten, then the requesting Holder shall so advise any Holder whose Registrable Securities would otherwise be underwritten pursuant to this Section 2.3(c), and the number of Registrable Securities that may be included in the Underwritten Offering shall be allocated among participating Holders as described in Section 2.3(b); and

(iii)	the underwriter(s) will be selected by the requesting Holder and shall be reasonably satisfactory to the Company.

(d) For purposes of Section 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 2.3(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such Registration Statement are actually included.

2.4 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such Registration Statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Ordinary Shares (or other securities) of the Company (which request may be disregarded by any such Holder), from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form F-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, the Company shall use reasonable best efforts to keep the Registration Statement effective until all such Registrable Securities registered thereunder are sold or are no longer outstanding;

(b) prepare and file with the SEC such amendments and supplements to such Registration Statement, and the prospectus used in connection with such Registration Statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such Registration Statement;

(c) within a reasonable time before each filing of the Registration Statement or prospectus or amendments or supplements thereto with the SEC, furnish to counsel selected by the Holders of Registrable Securities copies of such documents proposed to be filed, which documents shall be subject to the approval of such counsel, which shall not be unreasonably withheld;

(d) furnish to the selling Holders such number of copies of a prospectus, including a preliminary prospectus and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(e) use its reasonable best efforts to register and qualify the securities covered by such Registration Statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders, cooperate with each selling Holder and underwriter and their respective counsel in connection with any filings required to be made with FINRA, and cause the securities to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the consummation of the disposition of the Registrable Securities; provided that the Company shall not be required to qualify to do business in any such jurisdictions;

(f) in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(g) furnish to the underwriter(s) and each prospective selling Holder a signed counterpart, addressed to the underwriter(s) and prospective selling Holder, of (i) an opinion of counsel for the Company, dated the effective date of the Registration Statement, and (ii) a “comfort” letter signed by the independent public accountants who have certified the Company’s financial statements included in the Registration Statement, covering substantially the same matters with respect to the Registration Statement (and the prospectus included therein) and (in the case of the accountants’ letter) with respect to events subsequent to the date of the financial statements, as are customarily covered (at the time of such registration) in opinions of the Company’s counsel and in accountants’ letters delivered to the underwriters in underwritten public offerings of securities;

(h) in connection with an Underwritten Offering, have appropriate officers of the Company prepare and make presentations at any “road shows” and before analysts and rating agencies, as the case may be, and otherwise use its reasonable best efforts to cooperate as reasonably requested by the underwriters in the offering, marketing or selling of the Registrable Securities;

(i) use its reasonable best efforts to cause all such Registrable Securities covered by such Registration Statement (or the ADSs representing such Registrable Securities) to be listed on The Nasdaq Global Select Market or on such other national securities exchange or trading system on which such securities are then listed as the Initiating Holder may request;

(j) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities (or the ADSs representing such Registrable Securities), in each case not later than the effective date of such registration;

(k) promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such Registration Statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such Registration Statement and to conduct appropriate due diligence in connection therewith;

(l) notify each selling Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the Registration Statement, the prospectus included in such Registration Statement or any document incorporated or deemed to be incorporated therein by reference, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to be stated in order to make the statements therein not misleading, and, at the request of any selling Holder, as promptly as reasonably practicable prepare and furnish to such selling Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to be stated in order to make the statements therein not misleading;

(m) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement to, or amendment of, any prospectus forming a part of such Registration Statement has been filed;

(n) after such Registration Statement becomes effective, notify each selling Holder of any request by the SEC or any other U.S. or state-governmental authority that the Company amend or supplement such Registration Statement or prospectus;

(o) notify each selling Holder of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings by any Person for that purpose;

(p) use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement;

(q) take all other customary steps reasonably necessary to effect the registration, offering and sale of the Registrable Securities; and

(r) if the Holder holds Ordinary Shares and it wishes to deposit such Ordinary Shares with the depositary bank for the ADSs, the Company shall use all reasonable best efforts to cooperate with such Holder and take any action it is required to take, if any, promptly and expeditiously in connection with the deposit of Ordinary Shares by such Holder and the issuance of ADSs to such Holder.

2.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6 Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration pursuant to Sections 2.1, 2.2. or 2.3 hereof (except as otherwise provided below) shall be borne by the Company; provided, however, that the selling Holders must bear all Registration Expenses for registration proceedings begun pursuant to Section 2.1 and subsequently withdrawn by the Holders. All Selling Expenses shall be borne by the selling Holders pursuant to such registration pro rata on the basis of the number of Registrable Securities so registered on their behalf. All legal expenses in connection with issuance of any legal opinion required by the depositary bank for the ADSs in connection with a deposit of Ordinary Shares by a Holder with such depositary bank and the issuance of ADSs to such Holder, and a transfer of ADSs of a Holder held on the books of the depositary bank shall be borne by the Company. Subject to the immediately preceding sentence, all expenses relating to any selling Holders’ legal counsel, financial advisor or other professional advisors (whether so classified as Registration Expenses or Selling Expenses) shall be borne by the relevant Holder(s) that retained such advisor.

2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8 Indemnification. If any Registrable Securities are included in a Registration Statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, employees, and shareholders of each such Holder; agents of each such Holder; any underwriter (as defined in Section 2(a)(11) of the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, insofar as such loss, damage, judgment, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement of the Company, including any preliminary prospectus or final prospectus contained therein, any amendments or supplements thereto or any document incorporated therein by reference; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the

Exchange Act, or any state securities law, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the written consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the Registration Statement, each Person (if any), who controls the Company within the meaning of the Securities Act, agents of the Company, any underwriter (as defined in Section 2(a)(11) of the Securities Act), any other Holder selling securities in such Registration Statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the written consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Sections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of receipt of notice of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, judgments, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, judgment, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such Registration Statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with any Underwritten Offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Unless otherwise superseded by an underwriting agreement entered into in connection with an Underwritten Offering, the obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9 Reports Under Exchange Act. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form F-3, the Company shall:

(a) use reasonable best efforts to (i) file in a timely fashion the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (at any time after the Company has become subject to such reporting requirements) and (ii) make publicly available adequate current public information and any other information so long as necessary to permit sales in compliance with Rule 144 and Regulation S under the Securities Act (as such rules may be amended from time to time), at all times after the effective date of the Registration Statement filed by the Company for the IPO; and

(b) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the Registration Statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 (at any time after the Company so qualifies); and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form F-3 (at any time after the Company so qualifies to use such form).

2.10 Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to any of Section 2.1, Section 2.2 or Section 2.3 shall terminate upon the earliest to occur of:

(a) a Registration Statement or Statements with respect to the sale of the Registrable Securities shall have become effective under the Securities Act and all the Registrable Securities held by the relevant Holder have been disposed of in accordance with such Registration Statement(s);

(b) with respect to a Holder, all the Registrable Securities of such Holder have been sold to the public pursuant to Rule 144 (or any successor provision) promulgated under the Securities Act; and

(c) with respect to a Holder, if such Holder of such Registrable Securities holds less than one percent (1%) of the then issued and outstanding securities of the Company (determined as the aggregate number of Registrable Securities held by such Holder and its Permitted Transferees) and such Registrable Securities are eligible for sale pursuant to Rule 144 under the Securities Act (or any successor provision) without compliance with the manner of sale, volume and other limitations under such rule and are not otherwise subject to transfer restriction.

3. Miscellaneous.

3.1 Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a Permitted Transferee; provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such Permitted Transferee and the number of Registrable Securities with respect to which such rights are being transferred; and (y) such Permitted Transferee agrees in a customary written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 2.10. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

3.2 Governing Law. This Agreement shall be governed by the internal law of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

3.3 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

3.4 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

3.5 Notices.

(a) All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the date of receipt provided to an internationally recognized courier service (such as DHL, FedEx, TNT, UPS). All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer and Board of Directors, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Section 3.5.

3.6 Amendments and Waivers. Any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company each Baring Vostok Holder and Sistema Holder and the holders of at least the majority of the Registrable Securities then outstanding provided that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, this Agreement may not be amended, modified or terminated and the observance of any term hereof may not be waived with respect to (a) Registrable Securities without the written consent of each Baring Vostok Holder and Sistema Holder and the holders of at least the majority of the Registrable Securities then outstanding or (b) any Holder without the written consent of such Holder, unless such amendment, termination, or waiver applies to all Holders, as the case may be, in the same fashion. The Company shall give prompt notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination, or waiver. Any amendment, modification, termination, or waiver effected in accordance with this Section 3.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

3.7 Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

3.8 Aggregation of Stock. Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated Persons may apportion such rights as among themselves in any manner they deem appropriate.

3.9 Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

3.10 Arbitration. Any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, or the transactions contemplated herein, or the breach, termination or validity thereof may be referred to and finally resolved by arbitration under the Arbitration Rules of the London Court of International Arbitration (“LCIA”) (the “Rules”), which Rules are deemed to be incorporated by reference in this Section 3.10. The number of arbitrators shall be three (3), and the parties in such arbitration shall each nominate one (1) arbitrator. The third arbitrator, who will act as chairman of the arbitral tribunal, will be appointed by the President of the LCIA having taken into account any agreement on the arbitrator to be appointed as chairman of the arbitral tribunal reached by the two Party-nominated or appointed arbitrators, such agreement to be within fourteen (14) days of the appointment of the last party nominated or appointed arbitrator. The legal place of arbitration shall be London and the language of arbitration shall be English. This arbitration agreement, including its validity and scope, shall be governed by New York law.

3.11 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.11.

3.12 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

OZON HOLDINGS PLC

By:
Name:
Title:

Address For Notice:
2-4 Arch. Makarios III, 9th Floor Capital Center,
Nicosia, Cyprus

BARING VOSTOK FUND V NOMINEES LIMITED

By:
Name:
Title:

Address For Notice:
1 Royal Plaza,
Royal Avenue, St. Peter Port,
Guernsey GY1 2HL

BARING VOSTOK OZON LP

By:
Name:
Title:

Signed by Baring Vostok Ozon Managers Limited acting in its capacity as general partner of Baring Vostok Ozon (GP) L.P.,
in turn acting in its capacity as general partner of Baring Vostok Ozon L.P.

Address For Notice:
Western Suite, Ground Floor, Mill Court,
La Charroterie, St. Peter Port,
Guernsey GY1 1EJ, Channel Islands

BV SPECIAL INVESTMENTS LIMITED

By:
Name:
Title:

Address For Notice:
1st and 2nd Floors, Elizabeth House,
Les Ruettes Brayes, St Peter Port,
Guernsey GY1 1EW, Channel Islands

SISTEMA PUBLIC JOINT STOCK FINANCIAL COMPANY

By:
Name:
Title:
Address For Notice:
13/1 Mokhovaya St., 125009 Moscow, Russia

SCHEDULE A

Investors

Investor	Address

Sistema Public Joint Stock Financial Company	13/1 Mokhovaya St., 125009 Moscow, Russia

Baring Vostok Fund V Nominees Limited	1 Royal Plaza, Royal Avenue, St. Peter Port, Guernsey GY1 2HL

Baring Vostok Ozon LP	Western Suite, Ground Floor, Mill Court, La Charroterie, St. Peter Port, Guernsey GY1 1EJ, Channel Islands

BV Special Investments Limited	1st and 2nd Floors, Elizabeth House, Les Ruettes Brayes, St Peter Port, Guernsey GY1 1EW, Channel Islands